As filed with the Securities and Exchange Commission on May 24, 2016

Registration No. 033-94972

Registration No. 033-85272

Registration No. 333-39129

Registration No. 333-59859

Registration No. 333-87715

Registration No. 333-41954

Registration No. 333-54010

Registration No. 333-63156

Registration No. 333-100094

Registration No. 333-128529

Registration No. 333-113683

Registration No. 333-130419

Registration No. 333-183742

Registration No. 333-119799

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 033-94972)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 033-85272)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-39129)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-59859)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-87715)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-41954)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-54010)

Post-Effective Amendment No. 2 to Form S-8 Registration Statement (No. 333-63156)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-128529)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-183742)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-130419)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-119799)

Post-Effective Amendment No. 2 to Form S-8 Registration Statement (No. 333-100094)

Post-Effective Amendment No. 2 to Form S-8 Registration Statement (No. 333-113683)

UNDER

THE SECURITIES ACT OF 1933

MATTSON TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0208119
(State of Incorporation)	(I.R.S. Employer Identification No.)

47131 Bayside Parkway,

Fremont, California 94538

(510) 657-5900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mattson Technology, Inc. Amended and Restated 1989 Stock Option Plan

Mattson Technology, Inc. 1994 Employee Stock Purchase Plan

Mattson Technology, Inc. 2005 Equity Incentive Plan

Mattson Technology, Inc. 2012 Equity Incentive Plan

Mattson Technology, Inc. Nonqualified Deferred Compensation Plan

CFM Technologies Amended and Restated 1992 Employee Stock Option Plan

CFM Technologies Amended and Restated 1995 Incentive Plan

CFM Technologies Amended and Restated Non-Employee Director’s Plan

CFM Technologies Non-Plan Stock Options

(Full titles of the plans)

J. Michael Dodson

Chief Financial Officer and Chief Operating Officer

Mattson Technology, Inc.

47131 Bayside Parkway

Fremont, CA 94538

(510) 657-5900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher L. Kaufman Chad Rolston Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 Telephone: (650) 328-4600	Emilie Fukada c/o Mattson Technology, Inc. 47131 Bayside Parkway Fremont, California 94538 (510) 657-5900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large Accelerated filer	☐	Accelerated filer	☒

Non-Accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE / DEREGISTRATION OF UNSOLD SECURITIES

Pursuant to an Agreement and Plan of Merger, dated as of December 1, 2015 (the “Agreement”), by and among Mattson Technology, Inc., a Delaware corporation (the “Registrant”), Beijing E-Town Dragon Semiconductor Industry Investment Center (Limited Partnership), a PRC limited partnership (“Parent”), and Dragon Acquisition Sub, Inc., a Delaware corporation and a subsidiary of Parent (“Merger Sub”), on May 11, 2016, Merger Sub was merged with and into the Registrant with the Registrant surviving as a subsidiary of Parent, at which time the Registrant’s equity securities ceased to be publicly traded.

The Registrant previously registered shares of the Registrant’s Common Stock, $0.001 par value per share, under the below referenced Registration Statements on Form S-8 (the “Registration Statements”) concerning shares issuable or issued under certain employee benefit and equity plans and agreements. As a result of the consummation of the transactions contemplated by the Agreement, the Registrant has terminated all offerings of its securities pursuant to the below referenced Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all securities of the Registrant registered pursuant to the Registration Statements that remain unsold as of the date hereof.

Registration No.	Date Filed With the SEC	Name of Equity Plan	Number of Shares of Common Stock Originally Registered
033-94972	07/25/1995	Mattson Technology, Inc. Amended and Restated 1989 Stock Option Plan	400,000
		Mattson Technology, Inc. 1994 Employee Stock Purchase Plan

033-85272	10/27/1994	Mattson Technology, Inc. Amended and Restated 1989 Stock Option Plan	1,367,449
		Mattson Technology, Inc. 1994 Employee Stock Purchase Plan

333-39129	10/31/1997	Mattson Technology, Inc. Amended and Restated 1989 Stock Option Plan	300,000
		Mattson Technology, Inc. 1994 Employee Stock Purchase Plan	400,000

333-59859	07/24/1998	Mattson Technology, Inc. Amended and Restated 1989 Stock Option Plan	250,000
		Mattson Technology, Inc. 1994 Employee Stock Purchase Plan	450,000

333-87715	09/24/1999	Mattson Technology, Inc. Amended and Restated 1989 Stock Option Plan	1,125,000
		Mattson Technology, Inc. 1994 Employee Stock Purchase Plan	475,000

333-41954	07/21/2000	Mattson Technology, Inc. Amended and Restated 1989 Stock Option Plan	900,000

333-54010	01/19/2001	Mattson Technology, Inc. Amended and Restated 1989 Stock Option Plan	2,100,000
		Mattson Technology, Inc. 1994 Employee Stock Purchase Plan	250,000
		CFM Technologies Amended and Restated 1992 Employee Stock Option Plan	247,566
		CFM Technologies Amended and Restated 1995 Incentive Plan	640,905
		CFM Technologies Amended and Restated Non-Employee Director’s Plan	18,594
		CFM Technologies Non-Plan Stock Options	20,850

333-63156	06/15/2001	Mattson Technology, Inc. 1994 Employee Stock Purchase Plan	800,000

333-100094	09/25/2002	Mattson Technology, Inc. 1994 Employee Stock Purchase Plan	1,000,000

333-113683	03/17/2004	Mattson Technology, Inc. 1994 Employee Stock Purchase Plan	700,000

333-119799	10/18/2004	Mattson Technology, Inc. 1994 Employee Stock Purchase Plan	1,500,000

333-128529	09/23/2005	Mattson Technology, Inc. 2005 Equity Incentive Plan	11,975,000

333-130419	12/16/2005	Mattson Technology, Inc. Nonqualified Deferred Compensation Obligations	$10,000,000

333-183742	09/06/2012	Mattson Technology, Inc. 2012 Equity Incentive Plan	5,000,000

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on this 24th day of May, 2016.

MATTSON TECHNOLOGY, INC.

By:	/s/ Tyler Purvis
Tyler Purvis
Senior Vice President, Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)